SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     -------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 1)(1)



                                   CORE, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)


                                    21867P102
                                 (CUSIP Number)


                                  April 3, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

-------------------                                       ----------------------
CUSIP No. 21867P102                  13G                  Page 2   of  14  Pages
-------------------                                       ----------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NEIL GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           335,352
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          143,950
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         335,352
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            143,352
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     479,302
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages

-------------------                                       ----------------------
CUSIP No. 21867P102                  13G                  Page 3   of  14  Pages
-------------------                                       ----------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LOIS GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           128,025
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          143,950
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         128,025
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            143,950
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     271,975
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     3.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages

-------------------                                       ----------------------
CUSIP No. 21867P102                  13G                  Page 4   of  14  Pages
-------------------                                       ----------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON FOUNDATION
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           79,275
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         79,275
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     79,275
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     00
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 14 Pages

-------------------                                       ----------------------
CUSIP No. 21867P102                  13G                  Page 5   of  14  Pages
-------------------                                       ----------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON FAMILY PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           37,150
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         37,150
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     37,150
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.45%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 14 Pages

-------------------                                       ----------------------
CUSIP No. 21867P102                  13G                  Page 5   of  14  Pages
-------------------                                       ----------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON TRUST
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           27,525
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         27,525
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     27,525
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.33%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 14 Pages

                                      SCHEDULE 13G

Item 1(a).     Name of Issuer:

               Core, Inc.

Item 1(b).     Address of Issuer's Principal Executive

               Offices:

N              18881 Karman Avenue
               Irvine, CA 92612

Item 2(a).    Name of Person Filing:

               This Schedule 13G is filed on behalf of Neil Gagnon, Lois Gagnon, the Gagnon Foundation, the Gagnon Partnership and the Gagnon Trust (each a "Reporting Person" and, collectively, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, If None, Residence:

               1370 Avenue of the Americas
               Suite 2002
               New York, NY 10019

Item 2(c).     Citizenship:

               Neil Gagnon - United States
               Lois Gagnon - United States
               Gagnon Foundation - New Jersey
               Gagnon Partnership - New Jersey
               Gagnon Trust - New Jersey

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.10 per share.


                               Page 7 of 14 Pages

Item 2(e).     CUSIP Number:

               21867P102

Item 3.        Type of Reporting Person:

               Not applicable

Item 4.        Ownership:

               Neil Gagnon

               (a)  Amount Beneficially Owned:

                    As of April 3, 2000, Neil Gagnon owned 479,302 shares of Common Stock, which amount includes 335,352 shares owned by Mr. Gagnon; 79,275 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee; 37,150 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner; and 27,525 shares held by the Gagnon Trust, of which Mr. Gagnon is a trustee.

               (b)  Percentage of Class:

                    5.8% beneficially owned by Mr. Gagnon. Calculation of percentage of beneficial ownership is based on 8,246,186 shares of the Issuer's Common Stock outstanding on March 20, 2000 as reported by the Issuer on its 10-K for the fiscal year ended December 31, 1999.

               (c)  Number of Shares as to Which Such Person Has:

                    (i)  sole power to vote or direct the vote:

                         335,352 shares of Common Stock


                               Page 8 of 14 Pages

                    (ii)      shared power to vote or direct the vote:

                              143,950 shares of Common Stock

                    (iii) sole power to dispose or direct the disposition of:

                              335,352 shares of Common Stock

                      (iv) shared power to dispose or direct the disposition of:

                              143,950 shares of Common stock

          Lois Gagnon

          (a)  Amount Beneficially Owned:

               As of April 3, 2000, Lois Gagnon owned 271,975 shares of Common Stock, which amount includes 128,025 shares owned by Mrs. Gagnon; 79,275 shares held by the Gagnon Foundation, of which Mrs. Gagnon is a trustee; 37,150 shares held by the Gagnon Family Partnership, of which Mrs. Gagnon is a partner; and 27,525 shares held by the Gagnon Trust, of which Mrs. Gagnon is a trustee.

          (b)  Percentage of Class:

               3.3% beneficially owned by Mrs. Gagnon. Calculation of percentage of beneficial ownership is based on 8,246,186 shares of the Issuer's Common Stock outstanding on March 20, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

          (c)  Number of Shares as to Which Such Person Has:

               (i)  sole power to vote or direct the vote:

                    128,025 shares of Common Stock


                               Page 9 of 14 Pages

               (ii)      shared power to vote or direct the vote:

                         143,950 shares of Common Stock

               (iii)     sole power to dispose or direct the disposition of:

                         128,025 shares of Common Stock

               (iv)      shared power to dispose or direct the disposition of:

                         143,950 shares of Common stock

     Gagnon Foundation

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Foundation owned 79,275 shares of Common Stock.

     (b)  Percentage of Class:

          1.0% beneficially owned by the Foundation. Calculation of percentage of beneficial ownership is based on 8,246,186 shares of the Issuer's Common Stock outstanding on March 20, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)  sole power to vote or direct the vote:

               79,275 shares of Common Stock

               (ii) shared power to vote or direct the vote:

                    N/A


                               Page 10 of 14 Pages

               (iii)     sole power to dispose or direct the disposition of:

                         79,275 shares of Common Stock

               (iv)      shared power to dispose or direct the disposition of:

                         N/A

     Gagnon Family Partnership

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Family Partnership owned 37,150 shares of Common Stock.

     (b)  Percentage of Class:

          0.45% beneficially owned by the Partnership. Calculation of percentage of beneficial ownership is based on 8,246,186 shares of the Issuer's Common Stock outstanding on March 20, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)       sole power to vote or direct the vote:

                    37,140 shares of Common Stock

          (ii)      shared power to vote or direct the vote:

                     N/A

          (iii)      sole power to dispose or direct the disposition of:

                     37,140 shares of Common Stock


                               Page 11 of 14 Pages

          (iv)       shared power to dispose or direct the disposition of:

                     N/A

     Gagnon Trust

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Trust owned 27,525 shares of Common Stock.

     (b)  Percentage of Class:

          0.33% beneficially owned by the Trust. Calculation of percentage of beneficial ownership is based on 8,246,186 shares of the Issuer's Common Stock outstanding on March 20, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)       sole power to vote or direct the vote:

                    27,525 shares of Common Stock

          (ii)      shared power to vote or direct the vote:

                    N/A

          (iii)     sole power to dispose or direct the disposition of:

                    27,525 shares of Common Stock

          (iv)      shared power to dispose or direct the disposition of:

                    N/A


                               Page 12 of 14 Pages

Items 5-9.     Not applicable.

     The filing of this statement shall not be deemed an admission by Mr. Gagnon that he owns the securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust. Mr. Gagnon expressly disclaims beneficial ownership of all securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust for any purpose.

     The filing of this statement shall not be deemed an admission by Mrs. Gagnon that she owns the securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust. Mrs. Gagnon expressly disclaims beneficial ownership of all securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust for any purpose.

Item 10.       Certification:

     By signing below, the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 13 of 14 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 16, 2000


                                                      /s/ Neil Gagnon
                                                      -----------------------
                                                      Neil Gagnon

                                                      /s/ Lois Gagnon
                                                      -----------------------
                                                      Lois Gagnon

                                                      GAGNON FOUNDATION


                                                      By: /s/ Neil Gagnon
                                                         -----------------------
                                                          Neil Gagnon, Trustee

                                                      GAGNON FAMILY PARTNERSHIP


                                                      BY: /s/ Neil Gagnon
                                                         -----------------------
                                                         Neil Gagnon, Partner

                                                      GAGNON TRUST


                                                      By: /s/ Neil Gagnon
                                                          ----------------------
                                                          Neil Gagnon, Trustee

                               Page 14 of 14 Pages